UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2015

Casella Waste Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23211	03-0338873
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Greens Hill Lane Rutland, Vermont	05701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (802) 775-0325

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 26, 2015, Casella Waste Systems, Inc., a Delaware corporation (the “Company”), entered into the First Amendment (the “Amendment”), to the Loan and Security Agreement, dated as of February 27, 2015 (the “Loan Agreement”), by and among the Company, the Company’s subsidiaries identified therein and Bank of America, N.A., as agent for the lenders party thereto.

The Amendment modifies the definition of “Change of Control” in the Loan Agreement to delete the following clause at the end of subsection (b) of such definition: “(excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors)”. No other terms of the Loan Agreement were changed in connection with the Amendment and all other provisions of the Loan Agreement remain in effect.

The above description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASELLA WASTE SYSTEMS, INC.

Date: June 26, 2015	By:	/s/ Edmond R. Coletta

Edmond R. Coletta

Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	First Amendment to Loan and Security Agreement, dated as of June 26, 2015, by and among Casella Waste Systems, Inc., its subsidiaries listed on Schedule 1 to the Loan and Security Agreement, dated as of February 27, 2015, the lenders from time to time party thereto, and Bank of America, N.A., as Agent